Exhibit 99.1

Virtusa Appoints New Member to Board of Directors

Westborough, MA — (February 8, 2011) — Virtusa Corporation (NASDAQ: VRTU), a global IT services company that offers a broad spectrum of business consulting and outsourcing services, today announced that Al-Noor Ramji has joined its Board of Directors as an independent director, and has also been appointed to the Compensation Committee of the Board of Directors, effective February 4, 2011.

Kris Canekeratne, Chairman and Chief Executive officer of Virtusa, stated, “On behalf of the Virtusa Board of Directors, I am pleased to welcome Al-Noor Ramji to our Board.  Al-Noor’s technology vision, experience in growing large-scale profitable businesses and expertise in driving IT initiatives that improve the consumer experience will be invaluable for Virtusa moving forward.”

Since April 2010, Mr. Ramji has been the executive vice president and general manager, Mysis Banking, at Misys PLC (FTSE: MSY.L), a mid size software company that serves the financial services industry.  From May 2004 to March 2010, Mr. Ramji served in many executive roles at British Telecom (LSE: BT.A; NYSE: BT), most recently as chief executive officer for BT Innovate and Design and chief information officer of BT Group plc.   At British Telecom, Mr. Ramji led and implemented a platform-based, network services strategy for customers.  Prior to British Telecom, Mr. Ramji was executive vice president, chief information officer and chief e-commerce officer for Qwest Communications.  Mr. Ramji founded Webtek Software, one of the leading software houses in India in the 1990s. Mr. Ramji has also served as chief information officer at UBS (then called SBC) and as global head of operations at Credit Suisse First Boston prior to that.

Mr. Ramji has served as a non-executive director on the boards of Misys Software, Tech Mahindra and the HP Advisory Board.  He is currently serving on the Board and as a member of the compensation committee of iSoftStone (NYSE: ISS (ADS)), a leading Chinese based global technology outsourcer.

Mr. Ramji is a Chartered Financial Analyst and holds a BSc in Electronics from the University of London. He is a multi-year winner of the CIO 100 Award, CIO Insight IT Leader of the Year 2009, and the British Computer Society CIO of the Year.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing and modernizing their core customer facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements.  As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe and Asia.

© 2010 All rights reserved. Virtusa, Accelerating Business OutcomesSM and all other related logos/service names are either registered trademarks or trademarks of Virtusa Corporation in the US, UK, EU, India and/or Sri Lanka. All other company and service names are the property of their respective holders.

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